FOR IMMEDIATE RELEASE

VECTOR GROUP ANNOUNCES PROPOSED PUBLIC OFFERING OF 5,000,000 SHARES OF COMMON STOCK

MIAMI, FL, May 13, 2020 - Vector Group Ltd. (NYSE: VGR) today announced that it has commenced an underwritten public offering (“the Offering”) of 5,000,000 shares of its common stock. All of the shares to be sold in the Offering will be offered by Vector Group. Vector Group expects to grant the underwriter a 30-day option to purchase up to an additional 750,000 shares of Vector Group’s common stock at the Offering price. Vector Group currently intends to use the net proceeds from the Offering for general corporate purposes. The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed, or the actual size or terms of the Offering.
The Offering is being made only by means of a prospectus supplement and the accompanying prospectus, copies of which, when available, may be obtained from the offices of Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: 1-877-821-7388, or by emailing Prospectus_Department@Jefferies.com.
The shares of Vector Group’s common stock will be issued pursuant to an effective automatic shelf registration statement on Form S-3. Before investing in the Offering, interested parties should read the prospectus and related prospectus supplement for the Offering, the documents incorporated by reference therein and the other documents Vector Group has filed with the U.S. Securities and Exchange Commission (“SEC”). These documents may be obtained for free by visiting the SEC’s website at www.sec.gov. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.
Jefferies LLC is acting as the book-running manager of the offering.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends”, “could” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
All information set forth in this press release is as of May 13, 2020. Vector Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others, its ability to successfully complete the proposed offering.
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About Vector Group Ltd.
Vector Group is a holding company for Liggett Group LLC, Vector Tobacco Inc., New Valley LLC, and Douglas Elliman Realty, LLC. Additional information concerning the company is available on the Company's website, www.VectorGroupLtd.com.
Contacts
Vector Group Ltd.
J. Bryant Kirkland III

305-579-8000

or

Sard Verbinnen & Co
Emily Claffey/Ben Spicehandler/Columbia Clancy
212-687-8080